Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) January 17, 2012

CITIGROUP REPORTS FOURTH QUARTER 2011 NET INCOME OF $1.2 BILLION OR $0.38 PER SHARE(1), COMPARED TO $1.3 BILLION OR $0.43 IN FOURTH QUARTER 2010

FOURTH QUARTER REVENUES OF $17.2 BILLION DOWN 7% FROM THE PRIOR YEAR PERIOD

FOURTH QUARTER NET CREDIT LOSSES DECLINED 40% FROM THE PRIOR YEAR PERIOD TO $4.1 BILLION

FULL YEAR 2011 NET INCOME OF $11.3 BILLION UP 6% FROM $10.6 BILLION IN 2010

FULL YEAR 2011 REVENUES OF $78.4 BILLION COMPARED TO $86.6 BILLION IN 2010 DRIVEN BY $6.4 BILLION DECLINE IN CITI HOLDINGS REVENUES

CITICORP LOANS OF $465.4 BILLION GREW 14% VERSUS PRIOR YEAR

CITI HOLDINGS LOANS OF $181.8 BILLION DECLINED 25% VERSUS PRIOR YEAR

FULL YEAR 2011 NET CREDIT LOSSES OF $20.0 BILLION COMPARED TO $30.9 BILLION IN 2010

LOAN LOSS RESERVE RELEASE OF $1.5 BILLION IN FOURTH QUARTER, DOWN 35% FROM THE PRIOR YEAR PERIOD

 TIER 1 COMMON OF $115.1 BILLION, TIER 1 COMMON RATIO INCREASED TO 11.8%

YEAR-OVER-YEAR, BOOK VALUE PER SHARE UP 8% TO $60.78, TANGIBLE BOOK VALUE PER SHARE(2) UP 12% TO $49.81

New York, January 17, 2012 — Citigroup Inc. today reported net income of $1.2 billion, or $0.38 per diluted share, for the fourth quarter 2011 on revenues of $17.2 billion. This compared to net income of $1.3 billion, or $0.43 per diluted share, in the fourth quarter 2010 on revenues of $18.4 billion.

Citigroup 2011 full year net income was $11.3 billion on revenues of $78.4 billion, compared to net income of $10.6 billion on revenues of $86.6 billion for the full year 2010.

Vikram Pandit, Citi’s Chief Executive Officer, said, “Overall, we made solid progress in 2011. We increased our net income to $11.3 billion, up 6% from the previous year, and reached key benchmarks in our consumer businesses, showing our strategy is achieving results. Clearly, the macro environment has impacted the capital markets and we will continue to right-size our businesses to match the environment. With Citi Holdings assets at

(1) All per share numbers throughout this release reflect Citigroup’s 1-for-10 reverse stock split, which was effective May 6, 2011.  Income available for EPS purposes reflects deductions for preferred stock dividends and restricted stock adjustments for employee plans.

(2)  Tangible book value per share is a non-GAAP financial measure. See Appendix B for additional information on this metric.

12% after the transfer of retail partner cards to Citicorp, we are increasingly focused on driving earnings through our core franchise and beginning to return capital to our shareholders this year.”

The majority of the revenue decline in 2011 was driven by the ongoing reduction in Citi Holdings assets, which declined approximately $90 billion during the year to $269 billion.  Citi Holdings 2011 revenues declined 33%, or $6.4 billion, to $12.9 billion.  Citicorp revenues for 2011 were $64.6 billion, down 2%, or $1.0 billion, from 2010 as revenue growth in Regional Consumer Banking (RCB) and Transaction Services was offset by declines in Securities and Banking revenues.

Fourth quarter revenues included $(40) million for credit valuation adjustment (CVA) and debt valuation adjustment (DVA), as credit spreads tightened during the quarter(3).  CVA/DVA in the third quarter 2011 was $1.9 billion and in the fourth quarter 2010 was $(1.1) billion.  Full year CVA/DVA in 2011 was $1.8 billion compared to $(469) million in 2010.  Excluding CVA/DVA, Citigroup fourth quarter 2011 revenues were $17.2 billion, down 12% as compared to the prior year period, and full year 2011 revenues were $76.5 billion, also a 12% decline from full year 2010.

Citicorp revenues of $14.0 billion in the fourth quarter 2011 included $(74) million of CVA/DVA compared to $(1.0) billion in the prior year period.  Excluding CVA/DVA, Citicorp revenues of $14.1 billion were 8% below the fourth quarter 2010.  The decline was largely due to lower revenues in Securities and Banking, which, excluding CVA/DVA, were 29% below the prior year period and more than offset a 1% growth in RCB revenues and 2% growth in Transaction Services revenues from the prior year period.

Citi Holdings revenues of $2.8 billion in the fourth quarter 2011 were 30% below the prior year period.  The decline in Citi Holdings revenues was principally due to the continuing reduction in assets, which decreased $90 billion, or 25%, from the end of 2010.  Citi Holdings assets of $269 billion at the end of the fourth quarter 2011 included approximately $45 billion related to Citi’s retail partner cards business which, as previously announced, Citi intends to transfer into Citicorp during the first quarter 2012.  Citi Holdings assets at the end of the fourth quarter represented approximately 14% of total Citigroup assets, and less than 12% of Citi’s total assets after reflecting the transfer of Citi retail partner cards.

Citigroup’s net income declined 11% from the fourth quarter 2010 to $1.2 billion in the fourth quarter 2011, reflecting a $1.2 billion decline in year-over-year revenues, a $465 million increase in operating expenses and a $470 million increase in the provision for taxes, which offset a $2.0 billion improvement in the cost of credit from the prior year period.  Compared to the prior year, total cost of credit in the fourth quarter fell 41% to $2.9 billion.  The improvement in credit costs was driven by a 40% decline in net credit losses to $4.1 billion partially offset by a smaller release of credit reserves of $1.5 billion.  The credit reserve release reflects a lower level of inherent losses remaining in the portfolio.  Operating expenses increased 4% from the prior year period to $12.9 billion.  Fourth quarter 2011 expenses included $557 million of legal and related costs and the previously announced repositioning charge of $428 million.  Additionally, as previously announced, the $470 million increase in the provision for taxes includes a tax charge of $300 million due to a write-down in the value of Japanese deferred tax assets reflecting legislation in Japan that decreased the corporate income tax rate. Citigroup’s effective tax rate for the full year 2011 was 24.1%.

Citigroup’s total allowance for loan losses was $30.1 billion at quarter end, or 4.7% of total loans.  The $1.5 billion net release of credit reserves in the quarter was down 35% from the prior year period.  Credit reserve releases in Citicorp of $699 million were $42 million lower than the prior year period as additional credit reserve releases in North America RCB, largely related to Citi-branded cards, were offset by credit reserve builds in international RCB (Asia, Latin America and EMEA).  Citi Holdings credit reserve releases fell $743 million to $767 million as releases in Local Consumer Lending (LCL) decreased, largely due to lower releases in the retail partner cards portfolio and lower releases in the Special Asset Pool (SAP) where total loan levels and charge-offs declined.  Citigroup asset quality continued to improve as total non-accrual assets fell 44% to $11.8 billion from fourth quarter 2010.  Corporate non-accrual loans fell 62% to $3.2 billion and consumer non-accrual loans fell 26% to $8.0 billion.  Consumer loans that were 90+ days delinquent, excluding SAP, fell 30% versus the prior year period to $9.4 billion, or 2.3% of consumer loans.

(3)  For additional information on CVA/DVA, see Appendix A.

Citigroup’s capital levels and book value continued to increase versus the prior year period.  As of December 31, 2011, book value per share was $60.78 and tangible book value per share was $49.81, 8% and 12% increases, respectively, versus December 31, 2010.  Citigroup’s Tier 1 Capital Ratio was 13.6% and its Tier 1 Common Ratio was 11.8%.

CITIGROUP

($ millions, except per share amounts)	4Q’11	3Q’11	4Q’10	QoQ%	YoY%	2011	2010

Citicorp	14,014	17,705	14,260	-21%	-2%	64,571	65,560
Citi Holdings	2,776	2,826	3,965	-2%	-30%	12,896	19,287
Corporate/Other	384	300	146	28%	NM	886	1,754
Total Revenues	$17,174	$20,831	$18,371	-18%	-7%	$78,353	$86,601

Expenses	$12,936	$12,460	$12,471	4%	4%	$50,658	$47,375

Net Credit Losses	4,108	4,514	6,854	-9%	-40%	20,038	30,859
Loan Loss Reserve Build/(Release) (a)	(1,468)	(1,422)	(2,252)	3%	-35%	(8,214)	(5,782)
Provision for Benefits and Claims	234	259	238	-10%	-2%	972	965
Total Cost of Credit	$2,874	$3,351	$4,840	-14%	-41%	$12,796	$26,042

Income from Cont. Ops. Before Taxes	$1,364	$5,020	$1,060	-73%	29%	$14,899	$13,184
Provision for Income Taxes	157	1,278	(313)	-88%	NM	3,587	2,233

Income from Continuing Operations	$1,207	$3,742	$1,373	-68%	-12%	$11,312	$10,951
Net income (loss) from Disc. Ops.	0	1	98	-100%	-100%	112	(68)
Non-Controlling Interest	42	(28)	162	NM	-74%	148	281
Citigroup Net Income	$1,165	$3,771	$1,309	-69%	-11%	$11,276	$10,602

Tier 1 Common Ratio	11.8%	11.7%	10.8%
Tier 1 Capital Ratio	13.6%	13.5%	12.9%
Return on Common Equity	2.6%	8.4%	3.2%
Book Value per Share	$60.78	$60.56	$56.15
Tangible Book Value per Share	$49.81	$49.50	$44.55

(a) Includes provision for unfunded lending commitments

CITICORP

(in millions of dollars)	4Q’11	3Q’11	4Q’10	QoQ%	YoY%	2011	2010

Regional Consumer Banking	8,200	8,268	8,147	-1%	1%	32,585	32,374
Securities and Banking	3,193	6,723	3,541	-53%	-10%	21,417	23,115
Transaction Services	2,621	2,714	2,572	-3%	2%	10,569	10,071
Total Revenues	$14,014	$17,705	$14,260	-21%	-2%	$64,571	$65,560

Expenses	$10,179	$9,778	$9,442	4%	8%	$39,620	$36,144

Net Credit Losses	1,903	1,933	2,662	-2%	-29%	8,307	11,789
Loan Loss Reserve Build/(Release) (a)	(699)	(585)	(741)	19%	-6%	(3,452)	(2,199)
Provision for Benefits and Claims	37	45	42	-18%	-12%	152	151
Total Cost of Credit	$1,241	$1,393	$1,963	-11%	-37%	$5,007	$9,741

Net Income	$2,062	$4,640	$2,421	-56%	-15%	$14,442	$14,711

Revenues
North America	4,758	6,483	5,153	-27%	-8%	23,614	26,668
EMEA	2,409	3,555	2,053	-32%	17%	12,186	11,708
LATAM	3,343	3,381	3,434	-1%	-3%	13,552	12,748
Asia	3,504	4,286	3,620	-18%	-3%	15,219	14,436

Net Income
North America	283	1,496	251	-81%	13%	4,076	3,591
EMEA	420	1,013	212	-59%	98%	3,147	3,050
LATAM	716	721	947	-1%	-24%	3,225	3,550
Asia	643	1,410	1,011	-54%	-36%	3,994	4,520

EOP Assets ($B)	1,320	1,364	1,284	-3%	3%
EOP Loans ($B)	465	444	407	5%	14%
EOP Deposits ($B)	797	776	760	3%	5%

(a) Includes provision for unfunded lending commitments

Citicorp

Citicorp revenues of $14.0 billion in the fourth quarter 2011 decreased 2% from the prior year period.  Excluding CVA/DVA, Citicorp revenues fell 8% to $14.1 billion.  Revenue growth in international RCB and Transaction Services were more than offset by revenue declines in Securities and Banking and, to a lesser extent, North America RCB. Securities and Banking revenues declined 29% (excluding CVA/DVA) from the prior year period, while North America RCB revenues declined 2%. Revenues in international RCB grew 2% from the prior year period (6% excluding the impact of foreign exchange translation into US dollars (ex-FX)), while Transaction Services revenues grew 2%.

Citicorp net income decreased 15% from the prior year period to $2.1 billion.  The decrease was primarily driven by an 11% decline in net income in Transaction Services to $776 million, and a loss in Securities and Banking of $163 million in the fourth quarter 2011, which were partially offset by an 8% increase in net income in RCB to $1.4 billion.

Citicorp cost of credit in the fourth quarter 2011 fell 37% from the prior year period to $1.2 billion.  The decline was largely driven by a $759 million decline in net credit losses to $1.9 billion that was partially offset by a $42 million decrease in the release of credit reserves to $699 million.  The substantial majority of the reserve release was attributed to consumer loans, largely Citi-branded cards, as credit quality across the consumer portfolio continued to improve.  Citicorp’s consumer loans 90+ days delinquent fell 22% from the prior year period to $2.4 billion, and the 90+ days delinquent ratio fell 27% to 0.98% of loans.

Citicorp operating expenses increased 8% year-over-year to $10.2 billion, largely driven by ongoing investments, repositioning charges and legal and related expenses, offset by expense savings initiatives.

Citicorp end of period loans grew 14% versus the prior year period to $465 billion, with most of the growth coming from Latin America and Asia.  Consumer loans grew 7% to $247 billion and corporate loans grew 24% to $219 billion, each versus the prior year period.

Regional Consumer Banking

(in millions of dollars)	4Q’11	3Q’11	4Q’10	QoQ%	YoY%	2011	2010

North America	3,494	3,418	3,555	2%	-2%	13,614	14,790
EMEA	332	363	379	-9%	-12%	1,479	1,503
LATAM	2,354	2,420	2,287	-3%	3%	9,483	8,685
Asia	2,020	2,067	1,926	-2%	5%	8,009	7,396
Total Revenues	$8,200	$8,268	$8,147	-1%	1%	$32,585	$32,374

Expenses	$4,933	$4,753	$4,436	4%	11%	$18,933	$16,547

Net Credit Losses	1,731	1,846	2,525	-6%	-31%	7,688	11,216
Loan Loss Reserve Build/(Release) (a)	(609)	(662)	(551)	-8%	11%	(2,985)	(1,544)
Provision for Benefits and Claims	37	45	42	-18%	-12%	152	151
Total Cost of Credit	$1,159	$1,229	$2,016	-6%	-43%	$4,855	$9,823

Net Income	$1,449	$1,611	$1,338	-10%	8%	$6,196	$4,670

Net Income
North America	661	692	403	-4%	64%	2,589	650
EMEA	(3)	8	2	NM	NM	79	92
LATAM	376	344	426	9%	-12%	1,601	1,797
Asia	415	567	507	-27%	-18%	1,927	2,131

(in billions of dollars)
Avg. Citi-branded Card Loans	110	110	111	0%	-1%
Avg. Retail Banking Loans	131	129	113	2%	16%
Avg. Deposits	311	313	302	-1%	3%
Investment Sales (Int’l Only)	19	22	24	-12%	-20%
Cards Purchase Sales	74	71	71	4%	5%

(a) Includes provision for unfunded lending commitments

Regional Consumer Banking

RCB revenues of $8.2 billion grew 1% year-over-year.  Revenue growth of 2% in international RCB was offset by a 2% decline in North America RCB.  International RCB revenues grew 6% versus the prior year period ex-FX.   Conversely, net income in international RCB declined 16% from the prior year period to $788 million, while North America RCB net income increased 64% to $661 million, largely as a result of credit reserve builds internationally and higher credit reserve releases and lower net credit losses in North America.

North America RCB revenues declined 2% versus the prior year period to $3.5 billion.  The decline reflected lower revenues in Citi-branded cards, due to a 3% decline in average loans coupled with continued pressure on net interest margin and lower fees in banking that were partially offset by improved results in mortgages.

North America RCB net income was $661 million, up 64% from the fourth quarter 2010.  The growth in net income was driven by a $333 million increase in credit reserve releases and a $718 million decrease in net credit losses versus the prior year period.  Operating expenses in the fourth quarter grew 31% from the prior year period to $2.1 billion largely due to ongoing investment spending in marketing and technology and an increase in litigation reserves in cards.

North America RCB credit quality continued to improve as net credit losses fell $718 million, or 41%, to $1.0 billion compared to the prior year period.  Net credit losses improved in both Citi-branded cards and retail banking.  Delinquency rates in both cards and retail banking also improved across virtually all buckets versus the prior year period.  The total net credit reserve release in the fourth quarter was $681 million, $333 million higher than the net credit reserve release in the fourth quarter 2010, largely driven by Citi-branded cards.

International RCB revenues grew 2% to $4.7 billion versus the fourth quarter 2010.  Revenue growth in Latin America (3%, 9% ex-FX) and in Asia (5%, 5% ex-FX), more than offset a 12% (7% ex-FX) decline in EMEA revenues.  Latin America and Asia saw year-over-year growth in average loans, average deposits and purchase sales.

International RCB net income fell 16% from the prior year period to $788 million due to a net credit reserve build of $72 million in the fourth quarter 2011 compared to a net release of $203 million in the prior year period, and the impact of the Japan DTA write-down.  Operating expenses in the fourth quarter 2011 were essentially unchanged from the prior year period.  Absent repositioning, and legal and related charges taken in the fourth quarter 2011, international RCB expenses declined.  As a result, overall international RCB produced positive operating leverage in the quarter, reflecting positive operating leverage in both Asia RCB and Latin America RCB.

International RCB credit quality improved from the prior year period as net credit losses fell 10% to $683 million.  Credit reserves were built by $72 million in the fourth quarter 2011, compared to a release of $203 million in the prior year period, as Asia, Latin America and EMEA all recorded reserve builds, largely reflecting ongoing growth in loan portfolios.  Overall credit quality in international RCB continued to improve as delinquency rates in both Citi-branded cards and retail banking were lower across all delinquency buckets even as the underlying loan portfolios continued to grow.

Securities and Banking

(in millions of dollars)	4Q’11	3Q’11	4Q’10	QoQ%	YoY%	2011	2010

Investment Banking	638	736	1,167	-13%	-45%	3,310	3,828
Lending	164	1,030	193	-84%	-15%	1,802	962
Equity Markets	240	634	596	-62%	-60%	2,756	3,501
Fixed Income Markets	1,633	3,802	1,481	-57%	10%	12,263	14,077
Private Bank	519	557	501	-7%	4%	2,146	2,004
Other Securities and Banking	(1)	(36)	(397)	97%	100%	(860)	(1,257)
Total Revenues	$3,193	$6,723	$3,541	-53%	-10%	$21,417	$23,115

Expenses	$3,740	$3,582	$3,682	4%	2%	$15,028	$14,693

Net Credit Losses	178	70	134	NM	33%	602	567
Credit Reserve Build/(Release) (a)	(109)	104	(194)	NM	-44%	(486)	(591)
Total Cost of Credit	$69	$174	$(60)	-60%	NM	$116	$(24)

Net Income	$(163)	$2,137	$212	NM	NM	$4,858	$6,389

CVA/DVA	$(74)	$1,888	$(1,038)			$1,732	$(399)

Revenues
North America	660	2,445	1,009	-73%	-35%	7,558	9,393
EMEA	1,219	2,299	834	-47%	46%	7,221	6,849
LATAM	578	519	732	11%	-21%	2,364	2,547
Asia	736	1,460	966	-50%	-24%	4,274	4,326

Income from Continuing Ops.
North America	(450)	666	(204)	NM	NM	1,011	2,465
EMEA	162	737	(69)	-78%	NM	2,008	1,805
LATAM	199	208	344	-4%	-42%	978	1,091
Asia	(50)	526	186	NM	NM	898	1,138

(a) Includes provision for unfunded lending commitments

Securities and Banking

Securities and Banking revenues declined 10% from the prior year period to $3.2 billion.  While the fourth quarter 2011 had $(74) million of CVA/DVA, the prior year period had CVA/DVA of $(1.0) billion.  Excluding CVA/DVA, Securities and Banking revenues declined 29% from the prior year period, reflecting lower revenue in Fixed Income Markets, Equity Markets and Investment Banking.

Fixed Income revenues of $1.7 billion in the fourth quarter 2011 (excluding $(84) million of CVA/DVA) declined 25% from the prior year period.  The fourth quarter reflected ongoing market fears of the European sovereign debt crisis and its potential impact on other markets and the global economy.  Those concerns led to broad de-risking by clients and declines in client activity as well as market volumes around the world.  Citi also continued to maintain a conservative risk profile during the quarter, while remaining focused on serving the needs of its clients.  The decline in Fixed Income revenues from the prior year period largely reflected significantly lower results in credit products and securitized products that were partially offset by revenue growth in rates and currencies, especially in local emerging markets.

Equity Markets revenues of $240 million in the fourth quarter 2011 included $8 million of CVA/DVA.  Excluding CVA/DVA, equity revenues fell 71% year-over-year to $232 million.  Equity market volumes declined in the fourth quarter as clients broadly reduced activity levels in the face of market uncertainty.  The difficult market conditions in the fourth quarter drove significant declines in derivatives revenues and, to a lesser degree, declines in revenues in cash equities.

Investment Banking revenues declined 45% from the prior year period to $638 million as revenues in advisory, debt underwriting and equity underwriting all fell.  The decline in revenues was driven by lower volumes in mergers and acquisitions and equity issuance and continued low volumes in bond underwriting globally, reflecting the continued difficult and uncertain market conditions.

Lending revenues declined 15% from the prior year period to $164 million, due primarily to a loss on hedges as credit spreads narrowed during the quarter.

Securities and Banking produced a loss of $163 million in the fourth quarter reflecting lower revenues and higher expenses, particularly repositioning charges taken in the fourth quarter.

Transaction Services

(in millions of dollars)	4Q’11	3Q’11	4Q’10	QoQ%	YoY%	2011	2010

Treasury and Trade Solutions	1,962	1,950	1,841	1%	7%	7,688	7,298
Securities and Fund Services	659	764	731	-14%	-10%	2,881	2,773
Total Revenues	$2,621	$2,714	$2,572	-3%	2%	$10,569	$10,071

Expenses	$1,506	$1,443	$1,324	4%	14%	$5,659	$4,904

Net Credit Losses	(6)	17	3	NM	NM	17	6
Loan Loss Reserve Build/(Release) (a)	19	(27)	4	NM	NM	19	(64)
Total Cost of Credit	$13	$(10)	$7	NM	86%	$36	$(58)

Net Income	$776	$892	$871	-13%	-11%	$3,388	$3,652

Average Deposits ($ in billions)	$368	$365	$353	1%	4%	$363	$333
EOP Assets Under Custody ($ in trillions)	$12.5	$12.5	$12.6	0%	-1%

Revenues
North America	604	620	589	-3%	3%	2,442	2,485
EMEA	858	893	840	-4%	2%	3,486	3,356
LATAM	411	442	415	-7%	-1%	1,705	1,516
Asia	748	759	728	-1%	3%	2,936	2,714

Income from Continuing Ops.
North America	75	121	85	-38%	-12%	447	529
EMEA	286	289	296	-1%	-3%	1,142	1,225
LATAM	141	169	177	-17%	-20%	645	664
Asia	279	318	319	-12%	-13%	1,173	1,255

(a) Includes provision for unfunded lending commitments

Transaction Services

Transaction Services revenues were $2.6 billion, up 2% from the prior year period, driven largely by 7% year-over-year growth in Treasury and Trade Solutions (TTS), which was partially offset by a 10% decline in revenues in Securities and Fund Services (SFS). TTS revenue growth reflected strong growth in average assets, while the decline in SFS revenues reflected lower volumes, reduced spreads and the impact of FX.

Transaction Services net income of $776 million fell 11% from the fourth quarter 2010, reflecting continued spread compression and a 14% increase in operating expenses to $1.5 billion primarily due to investment spending, severance, and legal and related charges.

Transaction Services average deposits and other customer liabilities balances grew 4% year-over-year to $368 billion, and assets under custody fell 1% to $12.5 trillion. The decline in assets under custody was largely related to the impact of foreign exchange.

CITI HOLDINGS

(in millions of dollars)	4Q’11	3Q’11	4Q’10	QoQ%	YoY%	2011	2010

Brokerage and Asset Management	43	55	136	-22%	-68%	282	609
Local Consumer Lending	2,967	2,998	3,403	-1%	-13%	12,067	15,826
Special Asset Pool	(234)	(227)	426	-3%	NM	547	2,852
Total Revenues	$2,776	$2,826	$3,965	-2%	-30%	$12,896	$19,287

Expenses	$2,189	$2,104	$2,379	4%	-8%	$8,516	$9,615

Net Credit Losses	2,205	2,581	4,191	-15%	-47%	11,731	19,070
Loan Loss Reserve Build/(Release) (a)	(767)	(838)	(1,510)	-8%	-49%	(4,761)	(3,582)
Provision for Benefits and Claims	196	215	196	-9%	0%	820	813
Total Cost of Credit	$1,634	$1,958	$2,877	-17%	-43%	$7,790	$16,301

Net Income (Loss)	$(806)	$(802)	$(1,019)	0%	21%	$(2,434)	$(4,263)

Net Income (Loss)
Brokerage and Asset Management	(92)	(90)	(58)	-2%	-59%	(295)	(237)
Local Consumer Lending	(697)	(585)	(1,104)	-19%	37%	(2,627)	(4,996)
Special Asset Pool	(17)	(127)	143	87%	NM	488	970

EOP Assets ($ in billions)
Brokerage and Asset Management	27	26	27	4%	0%
Local Consumer Lending	201	218	252	-8%	-20%
Special Asset Pool	41	45	80	-9%	-49%

EOP Loans ($B)	182	194	242	-6%	-25%
EOP Deposits ($B)	64	71	79	-9%	-19%

(a) Includes provision for unfunded lending commitments

Citi Holdings

Citi Holdings revenues decreased 30% from the prior year period to $2.8 billion as assets declined 25% to $269 billion.  Lower revenues in LCL and negative revenues in SAP drove the lower results in Citi Holdings.  LCL revenues of $3.0 billion fell 13% from the prior year period primarily due to the 21% decline in average loans to $183 billion.  SAP revenues fell $660 million from the prior year period to $(234) million, primarily due to lower net interest revenue.  The decline in net interest revenue reflects the decrease in interest earning assets as total assets declined 49% year-over-year to $41 billion.  Brokerage and Asset Management revenues were $43 million, compared to $136 million in the prior year period, largely reflecting a decline in the equity contribution from the Morgan Stanley Smith Barney joint venture.

Citi Holdings net loss of $806 million decreased 21% from the prior year period. Operating expenses decreased 8% to $2.2 billion and credit costs fell 43% to $1.6 billion.  The decline in operating expenses reflected lower assets resulting from divestitures and run off, partially offset by higher legal and related costs.

Citi Holdings cost of credit decreased by $1.2 billion, or 43%, year-over-year to $1.6 billion, driven by a 47% reduction in net credit losses to $2.2 billion, partially offset by a 49% reduction in the credit reserve release to $767 million.  Credit improved in LCL with net credit losses declining 38% from the prior year period to $2.2 billion, partially offset by a 32% decrease in the credit reserve release to $530 million.  Improvement in net credit losses was reflected across international, North America retail partner cards and North America real estate lending portfolios in LCL.  Year-over-year cost of credit in SAP also improved as a $593 million reduction in net credit losses was partially offset by a $487 million, or 67%, reduction in the loan loss reserve release. SAP net credit losses in the fourth quarter 2011 were $(23) million and the net loan loss reserve release was $236 million.

Citi Holdings allowance for credit losses was $17.5 billion at the end of the fourth quarter 2011, or 9.6% of loans. Delinquencies for LCL improved from the prior year period, as 90+ day delinquent loans decreased 32% to $7.0 billion, or 4.2% of loans.

Corporate/Other

Corporate/Other revenues increased $238 million year-over-year to $384 million, largely reflecting the impact of hedging activities partly offset by lower investment yields and lower gains on sales of AFS securities.

Corporate/Other net loss was $77 million, compared to a loss of $188 million in the prior year period.

RESULTS BY REGION AND SEGMENT

	Revenues			Income from Continuing Ops.
(in millions of dollars)	4Q’11	3Q’11	4Q’10	4Q’11	3Q’11	4Q’10

North America
Regional Consumer Banking	3,494	3,418	3,555	661	692	403
Securities and Banking	660	2,445	1,009	(450)	666	(204)
Transaction Services	604	620	589	75	121	85
Total North America	$4,758	$6,483	$5,153	$286	$1,479	$284

EMEA
Regional Consumer Banking	332	363	379	(6)	9	2
Securities and Banking	1,219	2,299	834	162	737	(69)
Transaction Services	858	893	840	286	289	296
Total EMEA	$2,409	$3,555	$2,053	$442	$1,035	$229

Latin America
Regional Consumer Banking	2,354	2,420	2,287	377	344	426
Securities and Banking	578	519	732	199	208	344
Transaction Services	411	442	415	141	169	177
Total Latin America	$3,343	$3,381	$3,434	$717	$721	$947

Asia
Regional Consumer Banking	2,020	2,067	1,926	415	567	507
Securities and Banking	736	1,460	966	(50)	526	186
Transaction Services	748	759	728	279	318	319
Total Asia	$3,504	$4,286	$3,620	$644	$1,411	$1,012

Citicorp	$14,014	$17,705	$14,260	$2,089	$4,646	$2,472

Citi Holdings	$2,776	$2,826	$3,965	$(805)	$(795)	$(911)

Corporate / Other	$384	$300	$146	$(77)	$(109)	$(188)

Citigroup	$17,174	$20,831	$18,371	$1,207	$3,742	$1,373

FULL YEAR RESULTS BY REGION AND SEGMENT

	Revenues		Income from Cont. Ops.
(in millions of dollars)	2011	2010	2011	2010

North America
Regional Consumer Banking	13,614	14,790	2,589	650
Securities and Banking	7,558	9,393	1,011	2,465
Transaction Services	2,442	2,485	447	529
Total North America	$23,614	$26,668	$4,047	$3,644

EMEA
Regional Consumer Banking	1,479	1,503	79	91
Securities and Banking	7,221	6,849	2,008	1,805
Transaction Services	3,486	3,356	1,142	1,225
Total EMEA	$12,186	$11,708	$3,229	$3,121

Latin America
Regional Consumer Banking	9,483	8,685	1,601	1,789
Securities and Banking	2,364	2,547	978	1,091
Transaction Services	1,705	1,516	645	664
Total Latin America	$13,552	$12,748	$3,224	$3,544

Asia
Regional Consumer Banking	8,009	7,396	1,927	2,131
Securities and Banking	4,274	4,326	898	1,138
Transaction Services	2,936	2,714	1,173	1,255
Total Asia	$15,219	$14,436	$3,998	$4,524

Citicorp	$64,571	$65,560	$14,498	$14,833

Citi Holdings	$12,896	$19,287	$(2,315)	$(4,056)

Corporate / Other	$886	$1,754	$(871)	$174

Citigroup	$78,353	$86,601	$11,312	$10,951

Citi will host a conference call today at 10:30 AM (EST).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/fin.  Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S.; (973) 409-9210 outside of the U.S.  The conference code for both numbers is 35521408.

Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://new.citi.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement.  Both this earnings release and the Fourth Quarter 2011 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com or www.citi.com.

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this document and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2010 Annual Report on Form 10-K.

Contacts:

Press:	Jon Diat	(212) 793-5462	Equity Investors:	John Andrews	(212) 559-2718
	Shannon Bell	(212) 793-6206	Fixed Income Investors:	Ilene Fiszel Bieler	(212) 559-5091
	Anu Ahluwalia	(212) 559-4114

Appendix A: CVA/DVA

(In millions of dollars)	4Q’11	3Q’11	4Q’10	2011	2010
Securities and Banking
DVA on Citi Liabilities at Fair Value Option	43	1,574	(795)	1,746	(579)
Derivatives CVA (1),(2)	(116)	314	(244)	(14)	179
Total Securities and Banking CVA/DVA	$(74)	$1,888	$(1,038)	$1,732	$(399)

Special Asset Pool
DVA on Citi Liabilities at Fair Value Option	(2)	32	(11)	28	(10)
Derivatives CVA (1)	36	19	(52)	46	(59)
Total Special Asset Pool CVA/DVA	$34	$50	$(63)	$74	$(69)
Total Citigroup CVA/DVA	$(40)	$1,938	$(1,102)	$1,806	$(469)

(1) Net of hedges. (2) Includes Private Bank.

Note: Totals may not sum due to rounding

Appendix B: Non-GAAP Financial Measures

Preliminary
($ millions, except per share amounts)	12/31/2011

Citigroup’s Total Stockholders’ Equity	$178,015
Less: Preferred Stock	312
Common Stockholders’ Equity	177,703
Less:
Goodwill	25,413
Intangible Assets (other than Mortgage Servicing Rights)	6,600
Net Deferred Tax Assets Related to Goodwill and Intangible Assets	44
Tangible Common Equity (TCE)	$145,646

Common Shares Outstanding at Quarter-end	2,923.9

Tangible Book Value Per Share	$49.81
(Tangible Common Equity / Common Shares Outstanding)